EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192077 on Form S-3 of our report dated February 27, 2015, relating to the financial statements and financial statement schedule of MidAmerican Energy Company, appearing in this Annual Report on Form 10-K of MidAmerican Energy Company for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
February 27, 2015